EXHIBIT 23.4

             Consent of Pollard, Gore & Harrison Petroleum Engineers

     As independent petroleum engineers, Pollard, Gore & Harrison Petroleum Engineers hereby consents to the incorporation by reference in this Registration Statement on Form S-3 of Magnum Hunter Resources, Inc. (the "Company") of all references to our reports and our firm included in or made part of the Company's Annual Report on Form 10-K for the year ended December 31, 1999. This registrations statement on Form S-3 is to be filed on or about September 8, 2000.

/s/ Pollard, Gore & Harrison Petroleum Engineers
Pollard, Gore & Harrison Petroleum Engineers


Houston, Texas
September 8, 2000